Exhibit 35.1	Servicing Compliance Statement on General Electric Capital Corporation

GE EQUIPMENT MIDTICKET LLC, SERIES 2007-1                           March 20, 2008
44 Old Ridgebury Road
Danbury, CT 06810

Attention:	Capital Markets Operations

Pursuant to Section 2.8 of the Servicing Agreement, dated as of November 20, 2007 (“Agreement”), between GE EQUIPMENT MIDTICKET LLC, SERIES 2007-1 and General Electric Capital Corporation, as Servicer, the undersigned hereby certify that:

(i.)	a review of the activities of the Servicer during the previous fiscal year and of performance under the Servicing Agreement has been made under the supervision of the undersigned; and
(ii.)	to the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ Margaret S. Fritz
Name: Margaret S. Fritz
Title: Vice President